Registration No. 333 - 148774

As filed with the Securities and Exchange Commission on April 27, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO
FORM S-8
REGISTRATION STATEMENT NO. 333-148774

UNDER
THE SECURITIES ACT OF 1933

OPTIBASE LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)

8 Hamenofim Street
Herzliya 4672559, Israel
+972-73-7073700
(Address of Principal Executive Offices) (Zip Code)

2006 Israeli Incentive Compensation Plan
 (Full Title of the Plan)

Optibase Inc.
 P.O. Box 448
Mountain View, CA 94042
 Tel: 408-216-7484
(Name and Address of Agent for Service)

Copies to:

Adva Bitan, Adv.
Gross Law Firm
1 Azrieli Center, Round Tower
Tel Aviv 6701101, Israel
Phone: +972-3-607-4444

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF SECURITIES

Optibase Ltd. (the “Registrant”) is filing this post-effective amendment (“Post-Effective Amendment”) to the following registration statement on Form S-8 (the “Registration Statement”) to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement No. 333-148774, filed with the Securities and Exchange Commission on January 22, 2008, with respect to a total of 60,000 ordinary shares of the Registrant, par value NIS 0.65 per share (the “Ordinary Shares”), thereby registered for offer or sale pursuant to the 2006 Israeli Incentive Compensation Plan.

On March 22, 2022, the Company issued a press release announcing that the Capri Family Foundation completed its previously announced tender offer for the ordinary shares of the Company. Upon completion of the Tender Offer, the Registrant became a privately held company.

As a result of the Tender Offer, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herzliya, Israel on April 27, 2022.

OPTIBASE LTD.

By:	/s/ Amir Philips
Amir Philips
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.